                                                                      EXHIBIT 11

                           CRANE CO. AND SUBSIDIARIES
                            EXHIBIT 11 TO FORM 10-K
               ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1997

                      Computation of Net Income Per Share*
                      (In Thousands Except Per Share Data)

Basic                                    1997       1996      1995      1994      1993
-----                                   --------   -------   -------   -------   -------
 Net Income                             $112,771   $92,110   $76,337   $55,933   $48,893
                                        ========   =======   =======   =======   =======

   Net income per share                 $   2.47   $  2.03   $  1.68   $  1.24   $  1.09
                                        ========   =======   =======   =======   =======

   Weighted Average number of
     basic shares                         45,710    45,356    45,397    45,000    44,983


Diluted
-------
   Net Income                           $112,771   $92,110   $76,337   $55,933   $48,893

   Conversion of debentures:
     Add back interest, net
     of income tax                         -         -         -         -            25
                                        --------   -------   -------   -------   -------

   Net income - assuming
     conversion of debentures           $112,771   $92,110   $76,337   $55,933   $48,918
                                        ========   =======   =======   =======   =======

   Net income per share                 $   2.44   $  2.01   $  1.67   $  1.24   $  1.08
                                        ========   =======   =======   =======   =======

   Weighted average number of
     Basic shares                         45,710    45,356    45,397    45,000    44,983
   Add:
   Adjustment to basic shares
     for dilutive stock options              546       377       256       134       209

     Shares reserved for conversion
     of debentures                            -         -         -        135       281
                                        --------   -------   -------   -------   -------
   Total weighted average number of
     shares                               46,256    45,733    45,653    45,269    45,473
                                        ========   =======   =======   =======   =======



 * On December 12, 1996, the company effected a three-for-two split of common stock. All share and per share data prior to the split have been restated.

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